UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.    )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

HMN FINANCIAL INC.
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

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1016 Civic Center Drive N.W.

Rochester, Minnesota 55901-6057

(507) 535-1200

March 20, 2014

Dear Stockholder:

You are cordially invited to attend the annual meeting of stockholders to be held at the Rochester Golf and Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, on Tuesday, April 22, 2014, at 10:00 a.m., local time.

The corporate secretary’s notice of annual meeting and the proxy statement that follow describe the matters to come before the meeting. During the meeting, we also will review the activities of the past year and items of general interest about our company.

We hope that you will be able to attend the meeting in person, and we look forward to seeing you. Please vote your proxy through the Internet, by telephone, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible, even if you plan to attend the annual meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

Sincerely,

Hugh C. Smith
Chairman of the Board of Directors

VOTING METHODS

The accompanying proxy statement describes important issues affecting HMN Financial, Inc. If you are a stockholder of record, you have the right to vote your shares through the Internet, by telephone or by mail. You also may revoke your proxy any time before the annual meeting. Please help us save time and administrative costs by voting through the Internet or by telephone. Each method is generally available 24 hours a day and will ensure that your vote is confirmed and posted immediately. To vote:

1.	BY INTERNET

a.	Go to the web site at http://www.proxypush.com/hmnf, 24 hours a day, seven days a week, until 11:59 p.m. central time on April 21, 2014.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c.	Follow the simple instructions provided.

2.	BY TELEPHONE

a.	On a touch-tone telephone, call toll free 1-866-883-3382, 24 hours a day, seven days a week, until 11:59 p.m. central time on April 21, 2014.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number.

c.	Follow the simple instructions provided.

3.	BY MAIL (if you vote by telephone or Internet, please do not mail your proxy card)

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage paid envelope.

If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder
Meeting to Be Held on April 22, 2014:

The Proxy Statement and Annual Report to Stockholders are available at

http://www.rdgir.com/hmn-financial-inc

Your vote is important. Thank you for voting.

HMN FINANCIAL, INC.

 __________________

Notice of Annual Meeting of Stockholders

to be held on

April 22, 2014

Notice is hereby given that the annual meeting of stockholders of HMN Financial, Inc. will be held at the Rochester Golf and Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, at 10:00 a.m., local time, on April 22, 2014.

A proxy card and a proxy statement for the meeting are enclosed.

The meeting is for the purpose of considering and acting upon:

1.	the election of three directors, to serve until the conclusion of the third succeeding annual meeting of stockholders or until their successors have been duly elected and qualified;

2.	an advisory (non-binding) vote for the approval of the compensation of executives, as disclosed in this proxy statement; and

such other matters as may properly come before the meeting, or any adjournments or postponements thereof. As of the date of this notice, the board of directors is not aware of any other business to come before the meeting.

Any action may be taken on the foregoing proposals at the meeting on the date specified above, or on any date or dates to which the meeting may be adjourned or postponed. Stockholders of record at the close of business on February 26, 2014, are the stockholders entitled to receive notice of, and to vote at, the meeting and any adjournments or postponements thereof.

A complete list of stockholders entitled to vote at the meeting will be available for examination by any stockholder, for any purpose germane to the meeting, between 9:00 a.m. and 5:00 p.m. central time, Monday through Friday, at HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota for a period of ten days prior to the meeting.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few shares, and whether or not you expect to be present at the meeting, please vote your proxy by telephone or through the Internet, in accordance with the voting instructions set forth on the enclosed proxy card, or mark, date and sign the enclosed proxy card and return it in the accompanying postage-paid reply envelope as quickly as possible. You may revoke your proxy at any time prior to its exercise, and returning your proxy or voting your proxy by telephone or through the Internet will not affect your right to vote in person if you attend the meeting and revoke the proxy.

HMN FINANCIAL, INC. BY ORDER OF THE BOARD OF DIRECTORS

Cindy K. Hamlin
Secretary

Rochester, Minnesota

March 20, 2014

____________________

PROXY STATEMENT

 ____________________

ABOUT THE ANNUAL MEETING

This proxy statement is furnished in connection with the solicitation on behalf of the board of directors of HMN Financial, Inc. of proxies to be used at the annual meeting of stockholders, which will be held at the Rochester Golf and Country Club, located at 3100 W. Country Club Road, Rochester, Minnesota, on April 22, 2014, at 10:00 a.m., local time, and any adjournments or postponements of the meeting. The accompanying notice of annual meeting and this proxy statement are expected to be mailed to stockholders on or about March 20, 2014.

Certain information provided herein relates to Home Federal Savings Bank, a wholly owned subsidiary of our company referred to as “the bank.”

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting to cast your vote.

What is the purpose of the annual meeting?

At the annual meeting, we will ask our stockholders to vote on two matters:

1.	to elect three members of our board of directors, to serve until the conclusion of the third succeeding annual meeting of stockholders or until their successors have been duly elected and qualified;

2.	an advisory (non-binding) vote for the approval of the compensation of executives, as disclosed in this proxy statement; and

as well as to transact other business that may properly be brought before the meeting. Following the formal portion of the meeting, our management will report on our performance and answer questions from our stockholders.

Who is entitled to vote on the proposals to be considered at the meeting and described in this proxy statement?

Common stock is our only authorized and outstanding security entitled to vote on the proposals described in this proxy statement at the annual meeting. In this proxy statement, when we refer to “stockholder,” we are referring to our common stockholders, unless stated otherwise herein. Holders of record of our common stock as of the close of business on February 26, 2014, the record date, will be entitled to one vote for each share of common stock then held. As of February 26, 2014, we had 4,448,205 shares of common stock issued and outstanding. The number of issued and outstanding shares excludes shares held in our treasury.

Who is entitled to attend the meeting?

Subject to space availability, all stockholders as of the record date, or their duly appointed proxies, may attend the meeting. Since seating is limited, admission to the meeting will be on a first-come, first-served basis. Registration will begin at 9:30 a.m. If you plan to attend the meeting, please note that you will be asked to present valid picture identification, such as a driver’s license or passport. Cameras, recording devices and other electronic devices are not permitted at the meeting.

Please also note that if you hold your shares in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your stock ownership as of the record date.

What constitutes a quorum?

The presence, in person or by proxy, of one third of the outstanding shares of common stock entitled to vote constitutes a quorum for purposes of the meeting. Abstentions and votes withheld will be counted for the purpose of determining the presence of a quorum. Broker non-votes will not be counted for the purpose of determining the presence of a quorum.

How do I vote?

If you are a registered stockholder, proxies in the accompanying form that are properly signed and duly returned to us, voted by telephone or through the Internet in accordance with the voting instructions set forth below, and not revoked, will be voted in the manner specified. We encourage you to vote by telephone or on the Internet, if possible, to reduce the costs of tabulating the vote.

To vote by Internet:

a.	Go to the web site at http://www.proxypush.com/hmnf.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number and create an electronic ballot.

c.	Follow the simple instructions provided.

To vote by telephone:

a.	Call toll free 1-866-883-3382.

b.	Please have your proxy card and the last four digits of your social security number or tax identification number.

c.	Follow the simple instructions provided.

To vote by mail:

a.	Mark, sign and date your proxy card.

b.	Return it in the enclosed postage paid envelope.

If you are a registered stockholder and attend the annual meeting, you may deliver your proxy in person.

If you hold your shares in street name, meaning you hold them through an account with a bank or broker, your ability to vote over the Internet or by telephone depends on your bank’s or broker’s voting procedures. Please follow the directions that your bank or broker provides.

All shares of our common stock represented at the meeting by properly executed proxies, duly delivered to our corporate secretary prior to or at the meeting, and not revoked, will be voted at the meeting in accordance with the instructions specified on the proxies.

What happens if no instructions are indicated on my proxy?

If no instructions are indicated, properly executed proxies will be voted as follows:

•	for the nominees for director listed below; and

•	for the approval of the compensation of executives, as disclosed in this proxy statement.

As of the date of this proxy statement, the board does not know of any matters, other than those described in the notice of annual meeting and this proxy statement, that are to come before the meeting. If any other matters are properly presented at the meeting for action, the persons named in the enclosed form of proxy and acting thereunder will have, to the extent permitted by law, the discretion to vote on these matters in accordance with their best judgment.

May I revoke my proxy or change my vote?

A proxy given pursuant to this solicitation may be revoked at any time before it is voted. Proxies may be revoked by filing with our corporate secretary, at or before the meeting, a written notice of revocation bearing a later date than the date on the proxy. A vote may be changed by duly executing a proxy dated a later date than the earlier proxy and relating to the same shares and delivering it to our corporate secretary at or before the meeting. Attendance at the meeting will not by itself revoke a previously granted proxy.

What is the recommendation of the board of directors on voting my shares?

Our board of directors recommends a vote as follows:

•	for the election of the three nominated directors; and

•	for the advisory (non-binding) vote to approve the compensation of executives, as disclosed in this proxy statement.

If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What vote is required to approve each item?

If there is a quorum at the annual meeting, the matters to be voted upon by the stockholders require the following votes for such matter to be approved:

•

Election of Directors (Proposal 1). Directors are elected by a plurality of the votes cast at the meeting, therefore, the three director nominees who receive the greatest number of votes cast by the common stockholders will be elected. For this purpose, a vote against one or more director nominees or a properly executed proxy marked abstain with respect to the election of director nominees will be counted for purposes of determining whether there is a quorum, but will have no effect on the outcome of the vote on the election of directors.

•

Advisory Vote on Approval of Executive Compensation (Proposal 2). We will consider the stockholders to have approved the compensation of our executive officers, on an advisory, non-binding basis, if this proposal receives the affirmative vote of holders of at least a majority of the common stock for which votes are cast at the annual meeting. The advisory vote to approve the compensation of our executive officers is not binding on the board, but the compensation committee of the board will consider the vote of the stockholders when considering future executive compensation arrangements. A properly executed proxy marked abstain or a broker non-vote (discussed in more detail below) with respect to this proposal will not impact the outcome of this vote.

Generally, for all other items that properly come before the meeting, the affirmative vote of a majority of the common stock for which votes are cast at the annual meeting is required for approval. A properly executed proxy marked abstain or a broker non-vote with respect to any such item will not impact the outcome of this vote.

What is the effect of abstentions and broker non-votes?

If stockholders indicate on their proxy that they wish to abstain from voting on a particular proposal, including brokers holding their customers’ shares of record who cause abstentions to be recorded, these shares are considered present and entitled to vote at the meeting for purposes of determining a quorum, but are not considered present or votes cast for purposes of calculating the vote with respect to that proposal. A proxy marked abstain on Proposal 1 or Proposal 2 will not impact the outcome of those proposals.

Although our shares of common stock are traded on the Nasdaq Global Market, we are subject to certain rules and regulations of the New York Stock Exchange, including those relating to the ability of brokers to vote on certain matters. If a stockholder does not give a broker holding the stockholder’s shares instructions as to how to vote the shares, the broker has authority under New York Stock Exchange rules to vote those shares for or against “routine” matters that are not contested. For purposes of this proxy statement, there are no “routine” matters. Brokers cannot vote on their customers’ behalf on “non-routine” proposals. A “broker non-vote” occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have or does not exercise discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. If a broker returns a “non-vote” proxy indicating a lack of authority to vote on a proposal, then the shares covered by such a “non-vote” proxy will not be deemed present at the meeting for purposes of determining a quorum or for purposes of calculating the vote with respect to that proposal because there are no “routine” matters for purposes of this proxy statement. Therefore, broker non-votes will have no effect on any of the proposals to be voted upon by the stockholders.

May the meeting be adjourned?

If a quorum is not present at the meeting, the chairman of the meeting, or the stockholders present, by vote of a majority of the shares entitled to vote by stockholders that are present in person or represented by proxy, may adjourn the meeting. At any adjourned meeting at which a quorum is present, any business may be transacted which might have been transacted at the meeting as originally called.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will bear the cost of solicitation of proxies. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to the beneficial owners of common stock. In addition to solicitation by mail, our directors and officers, as well as employees of the bank, may solicit proxies personally or by telephone without additional compensation.

How may I obtain additional copies of the annual report?

Our 2013 annual report, including financial statements, is enclosed. The annual report is also available online at www.hmnf.com or www.rdgir.com/hmn-financial-inc. For additional printed copies, which are available without charge, please request copies in writing to 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary.

What is the deadline for submitting a stockholder proposal for the 2015 annual meeting?

We must receive stockholder proposals intended to be presented at the 2015 annual meeting of stockholders that are requested to be included in the proxy statement for that meeting at our principal executive office no later than November 20, 2014. The inclusion of any stockholder proposals in the proxy materials will be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including Rule 14a-8. We must receive any other stockholder proposals (including director nominations) intended to be presented at the 2015 annual meeting of stockholders in writing at our principal executive office no later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made). We currently anticipate that our 2015 annual meeting of stockholders will be held on or about April 28, 2015; therefore, we must receive notice of any business to be brought before that meeting by January 28, 2015. Written copies of all stockholder proposals should be sent to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary.

What does it mean if I receive more than one proxy card or instruction form?

This means that your shares are registered differently and are held in more than one account. To ensure that all shares are voted, please either vote each account over the Internet or by telephone, or sign and return by mail all proxy cards. We encourage you to register all of your shares in the same name and address by contacting our transfer agent, Wells Fargo Shareowner Services, at 1-800-401-1957. If you hold your shares through an account with a bank or broker, you should contact your bank or broker and request consolidation.

I share an address with another stockholder, how can I change the number of copies of the proxy statement that we receive?

Generally, we are sending only one copy of the proxy materials to eligible stockholders who share a single address unless we received instructions to the contrary from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. We will promptly deliver a separate copy of proxy materials to any stockholder who requests one by contacting our corporate secretary by telephone at (507) 535-1205, or by mail to our principal executive offices at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057, Attention: Corporate Secretary. If you are a registered stockholder residing at an address with another registered stockholder and you wish to receive a separate proxy in the future, or if the registered stockholders at that address currently are receiving multiple copies of the proxy materials and you wish to receive a single copy, you may contact our corporate secretary at the telephone number or address set forth above. If you are a stockholder whose shares are held by a bank, broker or other nominee, you can request information about householding from your bank, broker or other nominee.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this proxy statement may constitute forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are often identified by such forward-looking terminology as “expect,” “intend,” “look,” “believe,” “anticipate,” “estimate,” “project,” “seek,” “may,” “will,” “would,” “could,” “should,” “trend,” “target,” and “goal” or similar statements or variations of such terms and include, but are not limited to, those relating to our expectations for core capital and our strategies and potential strategies for improvement thereof; our possible future business and financing needs; and any other statements, projections or assumptions that are not historical facts. Factors that may cause actual results to differ from our assumptions and expectations include those set forth in our most recent filings on Forms 10-K and 10-Q with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements. For additional discussion of the risks and uncertainties applicable to us, see the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2013.

PROPOSAL 1 - ELECTION OF DIRECTORS

Background

Our certificate of incorporation, as amended, provides that the board of directors shall fix the number of directors from time to time. The size of the board has been set at nine members, subject to the power of the board to increase the size of the board at any time. As discussed in more detail below, the company has deferred the last thirteen quarterly dividend payments on the Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), beginning with the February 15, 2011 dividend payment. Under the terms of the certificate of designations for the Preferred Stock, the authorized number of directors of our board automatically increased by two on May 15, 2012 after our failure to pay dividends for six quarters. The holders of Preferred Stock (together with any voting parity stock which may be outstanding) have the right to elect at any annual or special meeting those two representatives to our board of directors. We have been advised by the Board of Governors of the Federal Reserve (the “FRB”) that the unaffiliated third party investors that purchased substantially all the Preferred Stock from Treasury have, as a condition to their investment in the Preferred Stock, entered into passivity commitments with the FRB pursuant to which they have waived the right to elect two representatives to our board of directors, unless they obtain prior FRB consent. Proxies solicited by this proxy statement relate solely to nominees to our board for election by holders of our common stock and cannot be voted for more persons than the three nominees names below.

The board members to be elected by the holders of common stock are divided into three classes. The terms of three members of the board, Mr. Berning, Ms. Himle, and Mr. Nigon, will expire at the conclusion of the meeting. The board has nominated Mr. Berning, Ms. Himle, and Mr. Nigon, all of whom are current members of the board of directors whose current terms will expire at the conclusion of the meeting, for election as directors to serve terms to expire at the conclusion of the third succeeding annual meeting of stockholders after their election, with each to hold office following each nominee’s election and qualification until his or her successor has duly been elected and qualified. It is intended that the proxies solicited on behalf of the board (other than proxies reflecting votes against or abstentions as to one or more nominees) will be voted at the meeting for the election of the nominees identified in this paragraph. If any nominee is unable to serve, the shares of common stock represented by all of these proxies will be voted for the election of a substitute as the board may recommend.

The board knows of no reason why any of the nominees, if elected, might be unable to serve. Except as described herein, there are no arrangements or understandings between any director or nominee and any other person pursuant to which the director or nominee was selected.

Selection of Director Nominees

Director Qualifications. The board, acting through the governance and nominating committee, is responsible for selecting director nominees. The board and the governance and nominating committee believe that the board as a whole and its members individually should possess a combination of skills, professional experience, and business judgment necessary to oversee our company’s current and future operations and represent stockholders’ interests. The attributes that the board believes every director nominee should possess include:

•	notable or significant business or public service achievement and experience;

•	familiarity with, knowledge of, or experience in, the commercial banking industry;

•	familiarity with, knowledge of, or experience in, managing risk;

•	the highest character and integrity;

•	knowledge and understanding of the business and social environment in the primary geographical areas in which we operate;

•	an understanding of their obligation to represent the interests of all shareholders;

•	freedom from conflicts of interest that would interfere with their ability to discharge their duties or that would violate any applicable laws or regulations;

•	capability of working in a collegial manner with persons of diverse educational, business and cultural backgrounds; and

•	ability to devote the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities.

Procedures Regarding Director Candidates Recommended by Stockholders. As set forth in its charter, the governance and nominating committee will consider director candidates recommended by stockholders if the recommended director candidate would be eligible to serve as a director under our by-laws. Our by-laws require that directors have their primary domicile in a county where the bank has a full service branch. This requirement may be waived by a majority of the board so long as a majority of the directors currently serving on the board have their primary domicile in a county where the bank has a full service branch. Our by-laws also require that each director must receive (or have been deemed to receive) any approval, waiver or non-objection required by the company’s and the bank’s federal regulators. This qualification requirement may be waived by a majority of the board in its sole discretion.

In order to be considered by the governance and nominating committee, a stockholder recommendation of a director candidate must set forth all information relating to the candidate that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, pursuant to Regulation 14A under the Exchange Act (including the potential director’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected).

The governance and nominating committee will consider director candidates recommended by stockholders in the same manner that it considers all director candidates. This consideration will include an assessment of each candidate’s experience, integrity, competence, diversity, skills and dedication in the context of the needs of the board. Each candidate will be evaluated in the context of the board as a whole, with the objective of recommending a group of nominees that can best perpetuate the success of the business and represent stockholder interest through the exercise of sound judgment based on a diversity of experience.

Rather than recommending director candidates to the governance and nominating committee, stockholders may directly nominate a person for election to the board by complying with the procedures set forth in our by-laws, any applicable rules and regulations of the Securities and Exchange Commission and any applicable laws. For more information regarding the submission of stockholder nominations of director candidates, please refer to the section entitled “Stockholder Proposals,” as well as the Q&A appearing at the beginning of this proxy statement.

Candidates Elected by the Holders of Preferred Stock Upon Failure to Pay Dividends. As discussed in more detail in our Annual Report on Form 10-K filed for the year ended December 31, 2013, we issued Preferred Stock to the United States Department of the Treasury (“Treasury”) as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (the “CPP”). The company has deferred the last thirteen quarterly dividend payments on the Preferred Stock, beginning with the February 15, 2011 dividend payment. Pursuant to the terms of the Preferred Stock, the authorized number of directors of our board automatically increased by two on May 15, 2012, after our failure to pay dividends for six quarters. The holders of the Preferred Stock have the right to elect two directors to fill those newly created directorships at our annual meeting of stockholders (or at a special meeting called for that purpose prior to such annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past dividend periods on all outstanding Preferred Stock have been declared and paid in full. Treasury sold the Preferred Stock to unaffiliated third party investors on February 8, 2013. Prior to such time, Treasury had not exercised its right to elect two representatives to our board. We have been advised by the Board of Governors of the Federal Reserve (the “FRB”) that the unaffiliated third party investors that purchased substantially all the Preferred Stock from Treasury have, as a condition to their investment in the Preferred Stock, entered into passivity commitments with the FRB pursuant to which they have waived the right to elect two representatives to our board of directors, unless they obtain prior FRB consent. The original stated dividend rate on the Preferred Stock of 5% increased to 9% per annum on February 15, 2014.

Any director elected by the holders of Preferred Stock may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by affirmative vote of the holders of a majority of the shares of Preferred Stock, voting separately as a class. Any vacancy in the office of any preferred director, for any reason other than removal, may be filled by the remaining preferred director for an unexpired term in respect of which such vacancy occurred.

Board Diversity. Neither the governance and nominating committee nor the board has a formal policy with regard to the consideration of diversity in identifying director nominees. However, the governance and nominating committee considers diversity on the board in evaluating potential director nominees and believes that diverse perspectives are represented on the board, within the constraints of our by-law requirement that generally directors must have their primary domicile in a county where the bank has a full service branch.

Board of Directors

The following table sets forth certain information regarding each director or director nominee:

Name	Age	Position	Director Since

Nominated for Election (Term expiring in 2014):
Allen J. Berning	59	Director	2011
Karen L. Himle	58	Director	2005
Bernard R. Nigon	65	Director	2011

Term expiring in 2015:
Bradley C. Krehbiel	55	President and Director of the company and the bank	2009
Hugh C. Smith	74	Chairman and Director	2009
Mark E. Utz	53	Director	2012

Term expiring in 2016:
Michael J. Fogarty	75	Director	2002
Malcolm W. McDonald	77	Director	2004
Wendy S. Shannon	60	Director	2013

Allen J. Berning has been a director of the Company since 2011 and is currently working as an independent consultant. He is the former Chief Executive Officer of Hardcore Computer, Inc., a computer design and manufacturing company. Prior to joining Hardcore Computer in 2007, Mr. Berning served as Chairman and Chief Executive Officer of Pemstar, Inc., an engineering and medical device manufacturing company, since founding the company in 1994. Prior to 1994, he held various engineering and management positions throughout his 15 year career with IBM.

Mr. Berning, having founded Pemstar and serving as its Chief Executive Officer for 13 years and then serving as the Chief Executive Officer of Hardcore Computer for over 4 years, brings extensive experience and perspective to our board, assisting it in assessing risk, evaluating opportunities and identifying resources essential to our success. Mr. Berning has resided in the Rochester, Minnesota area for more than 30 years, providing him with an understanding and appreciation for the business and social atmosphere of the bank’s largest market.

Michael J. Fogarty has been a director of the Company since 2002. In a career spanning over 40 years, Mr. Fogarty has served the C.O. Brown Insurance Agency, located in Rochester, Minnesota, as an owner, Chief Executive Officer and Chairman of the Board of Directors. Since the sale of the C.O. Brown Insurance Agency, he has remained on staff as an insurance agent and Vice President. Mr. Fogarty served as a member of the Board of Directors of Midwest Specialized Transportation for many years and recently retired from the Board of Directors of The Reading Center in Rochester. He has participated in numerous insurance related organizations.

Mr. Fogarty brings to our board extensive business experience from selling risk protection and financial products, which provides our board with perspective in its oversight of the company’s financial services business. Mr. Fogarty’s experience with risk protection products also assists our board in its identification and oversight of company risks. Mr. Fogarty’s 11 years of experience on our board has given him insight into, and perspective on, our company’s operations, which assists our board in its oversight of our company.

Karen L. Himle has been a director of the Company since 2005. Ms. Himle is Executive Vice President of DHR International, a global retained search firm. Ms. Himle is also the owner of a family farming operation, established in 1882, located in Monroe, Nebraska and is an Adjunct Professor at the University of St. Thomas School of Law. She is the former Vice President of University Relations for the University of Minnesota, a position she held from January 2007 until January 2011. From 2004 to January 2006, she served as the Executive Vice President of Children’s Hospitals and Clinics of Minnesota, an independent, not-for-profit health care system, and President of Children’s Hospitals and Clinics Foundation, the fundraising arm of Children’s Hospitals and Clinics of Minnesota. From 2002 to 2004, Ms. Himle served as an independent consultant. From 1985 to 2002, she held various positions, including Senior Vice President Corporate and Government Affairs, at The St. Paul Companies, Inc., a worldwide provider of commercial property-liability insurance and reinsurance products and services. In addition, Ms. Himle serves on the Board of Directors of Himle, Rapp and Co., a public relations and public affairs firm, and on the Minnesota Orchestral Association Board of Directors, the University of Nebraska Foundation Board of Trustees, and the Board of Directors of the Better Business Bureau of Minnesota and North Dakota.

Ms. Himle has held senior executive positions in complex enterprises in both the public and private sectors over her 30-year career. She brings to our board the management experience and insight that she has developed over her career, which assists our board in its oversight of the management of our company. In addition, Ms. Himle provides our board with experience and insight with respect to government affairs, risk protection and financial service products.

Bradley C. Krehbiel has been a director of the Company since November 2009, President of the Company since April 2010 and the President of the Bank since January 2009. He has also served as the Chief Executive Officer of the bank and the company since April 2012. Prior to that, he had been the Executive Vice President of the bank since 2004. Mr. Krehbiel joined the bank as Vice President of Business Banking in 1998. Prior to his employment at the bank, Mr. Krehbiel held several positions in the financial services industry, including six years as a private banking consultant.

Mr. Krehbiel brings to our board the financial services industry insights and perspectives gained through his extensive financial services industry experience, including as a private banking consultant. In addition, as an executive of our banking subsidiary for over fifteen years, Mr. Krehbiel contributes a unique understanding of, and perspective on, our banking operations to our board.

Malcolm W. McDonald has been a director of the Company since 2004. Mr. McDonald served as a member of the Board of Directors and Senior Vice President of Space Center, Inc., an industrial real estate firm located in St. Paul, Minnesota, from 1977 until his retirement in 2003. He also served as Vice President of First National Bank of St. Paul from 1960 to 1977. He is a director or trustee of several nonprofit foundations and organization, including a member and Vice Chair of the Investment Advisory Council of the Minnesota State Board of Investment, Trustee Emeritus of the Amherst H. Wilder Foundation, member of the Emeritus Council of the Minnesota Historical Foundation, Emeritus Trustee of the Minnesota State Fair Foundation and a former member of the board, Vice President and Trustee Emeritus of the Grotto Foundation and, among others, has served on the boards of directors of the Guthrie Theatre, Minnesota Orchestra and the Bigelow Foundation. Mr. McDonald was also a member of the Board of Directors of Scherer Brothers Lumber Company, a privately held full-service lumber yard. From 1974 to 1994, he was an Adjunct Professor at the University of St. Thomas Graduate Program of Management in St. Paul, Minnesota.

Based on his 42-year career in financial services management and commercial real estate, Mr. McDonald brings to our board extensive knowledge and experience in lending, investing and audit functions, as well as a deep understanding of the importance of the role of banking in a community. Based on his service on numerous public-company, private-company and nonprofit boards of directors, Mr. McDonald also brings to our board his extensive understanding of corporate governance, including board committee structures and executive succession planning, as well as significant experience in risk oversight.

Bernard R. Nigon has been a director of the Company since 2011. From 1985 until his retirement in 2010, he was an audit partner with McGladrey & Pullen, LLP. He began his career with McGladrey in 1975. He is a Certified Public Accountant and a member of the American Institute of Certified Public Accountants and the Minnesota Society of Certified Public Accountants.

Mr. Nigon has extensive accounting and financial reporting experience, having practiced with a national accounting firm and examined the financial records of both public and private companies for over 35 years. His experience and expertise assists the board in understanding and addressing complex accounting and financial reporting issues.

Wendy Shannon has been a director of the Company since 2013. Ms. Shannon is currently an assistant professor at Winona State University. She is the former Superintendent of the Byron School District, a position she held from 1999 through June 2012. Prior to 1999, Dr. Shannon served as the Executive Director of the Zumbro Education District; Management Development Specialist, Minnesota Department of Transportation; Facilitator for Minnesota Educational Effectiveness Program, Director Principal Leadership Program; and a secondary education teacher. Dr. Shannon is a member of the Board of Directors of the Rochester Area Foundation, Board of Trustees of Olmsted Medical Center, Member and former Chair, United Way of Olmsted County, Chair of the Chancellor’s Advisory and Advocacy Committee, University of Minnesota, Rochester, and a member of the Board of Directors of the Poverello Foundation.

Dr. Shannon has 37 years of extensive experience as a leader in nonprofit, government and education settings in the Rochester area. She has management, process, strategic planning and human resource skills that contribute to strengthening organizations and the community.

Hugh C. Smith has been a director of the Company since 2009. Dr. Smith was a member of the Mayo Clinic medical staff from 1972 until his retirement in 2007. During this time he served in various capacities, including as Professor of Medicine, Mayo Clinic College of Medicine, a medical school, and Chair, Cardiovascular Division at Mayo Clinic, a full-service, not-for-profit medical practice. Dr. Smith also served as Chief Executive Officer and Chair of the Finance Committee, Mayo Clinic-Rochester, from 1999 through 2006; Vice President, Mayo Foundation, 2002 through 2006; and Chair, Rochester Board of Governors, Mayo Clinic, 1999 through 2006. Dr. Smith is a member of the Board of Directors of Dartmouth Hitchcock Medical Center, is a member of the Board of Directors and Vice Chair of Blue Cross Blue Shield Minnesota, and is a member of the Board of Directors and Chair of the Rochester Area Foundation. He completed his terms as a member of the Board of Directors of Hormel Foods Corporation in November 2011, and recently joined the Chancellor’s Advisory and Advocacy Committee, University of Minnesota, Rochester.

Dr. Smith brings extensive executive management experience to our board, having served as a Chief Executive Officer directing more than 2,000 physicians and scientists and over 35,000 employees. Based on his service on public company and non-profit boards of directors, Dr. Smith also brings to our board his extensive understanding of corporate governance and significant experience in risk oversight. Dr. Smith is active in the Rochester, Minnesota community and brings to our board a strong understanding of that community, its leaders, its financial services needs and its exposure to economic risks.

Mark E. Utz has been a director of the Company since 2012. Since 1991, Mr. Utz has been an attorney at Wendland Utz, Ltd. (“Wendland Utz”) where he advises clients on business, real estate and estate planning matters. Mr. Utz is the President and a shareholder of Wendland Utz. Prior to 1991, he was an attorney in the tax department at Arthur Andersen in Chicago. He is a Board Certified Real Property Law Specialist, which is a certification issued by the Minnesota State Bar Association. Mr. Utz is a member of the Board of Directors of the Rochester Area Foundation, Rochester Area Economic Development, Inc., the Greater Rochester Advocates for Universities and Colleges, the Minnesota Zoo, serves as the Chair of the Rochester Area Chamber of Commerce Government Forums Committee and is a member of the Chancellor’s Advisory and Advocacy Committee, University of Minnesota Rochester.

Mr. Utz has extensive experience in counseling clients on a number of legal issues, including those related to corporate and real estate matters through his practice as an attorney for over 25 years. His experience and expertise assists the board in understanding and addressing corporate law and corporate governance issues that impact us. Mr. Utz is active in the Rochester, Minnesota community and brings to our board a strong understanding of that community, its leaders, its financial services needs and its exposure to economic risks.

The board recommends that stockholders vote for the election of the three candidates nominated for election as indicated above.

PROPOSAL 2 - ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act, stockholders are being given the opportunity to vote to approve on an advisory, non-binding basis the compensation of our executives, as disclosed in this proxy statement, including the information presented under “Compensation Discussion” and in the compensation tables and related material under the heading “2013 Executive Compensation.”

This is an advisory vote only, and neither the company nor our board of directors will be bound to take action based upon the outcome. While the vote is advisory, the compensation committee will consider the vote of the stockholders when considering future executive compensation arrangements.

We are presenting this proposal, which gives you as a stockholder the opportunity to vote to approve our executive officer compensation as disclosed in this proxy statement by voting for or against the following resolution:

“RESOLVED, that the stockholders approve, on an advisory basis, the compensation of the company’s named executive officers as disclosed in the proxy statement for the 2014 Annual Meeting of Stockholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion, the 2013 Summary Compensation Table and the other related tables and disclosures.”

The board recommends that stockholders vote for the approval of the compensation awarded to the executives, as disclosed in this proxy statement.

CORPORATE GOVERNANCE

Board Leadership Structure and Role in Risk Oversight

The board of directors is committed to its role in providing objective risk oversight of the company. The structure and responsibilities of the board’s membership, leadership and committees is a critical aspect of our corporate governance to fulfill this role.

The company’s corporate governance guidelines require that a substantial majority of the board shall be “independent directors” and the board believes its process of selecting and nominating a diverse membership with a combination of skills, professional experience and business judgment is an important element in accomplishing its risk oversight responsibility. The board does not have a policy on separating the offices of Chairman of the Board and Chief Executive Officer since it believes it should be free to make the choice from time to time that is in the best interests of the company and its stockholders. While there is no policy, it is the current practice of the board to have the Chairman be an independent board member. Currently, Dr. Smith serves as the Chairman of the Board and Mr. Krehbiel serves as Chief Executive Officer and President of the company and the bank and as a director. The board believes this is the most appropriate structure for the company at this time and contributes to objective risk oversight because it makes use of Dr. Smith’s experience on our board and his extensive understanding of corporate governance and risk oversight that he developed from his service on public company and non-profit boards of directors, while freeing Mr. Krehbiel to focus his energies on the operations of the company and the bank.

The chairs of board committees are selected by the full board based on their experience and expertise, including consideration of their understanding of the risk oversight associated with their respective committee. The board of directors and the audit, compensation and nominating and governance committees of the board coordinate with each other, through the leadership of Dr. Smith and the committee chairs, to provide enterprise-wide risk oversight of management and the company’s operations. In addition, our board formed an ad hoc oversight committee to provide oversight as it related to the implementation of and compliance with the supervisory agreements we and our subsidiary bank entered into with the Office of Thrift Supervision in 2011 (the “Supervisory Agreements”) and predecessor informal regulatory actions. Our committees address risk-related matters during their meetings and the committee chairs regularly report to the full board on risk-related matters, providing the full board with integrated insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational and reputational risks. In addition, our banking subsidiary has its own board of directors and audit, loan, information technology, compliance and asset/liability management committees whose responsibilities include risk management for the bank. The management and committees of our banking subsidiary also provide reports to our board of directors regarding activities related to risk management.

At meetings of the board of directors and its committees, directors receive regular updates from management regarding risk management. The chief financial officer, chief operating officer and other senior management of our banking subsidiary, who are responsible for instituting risk management practices that are consistent with our overall business strategy and risk tolerance, report directly to Mr. Krehbiel and lead management’s risk discussions at board and committee meetings. Outside of formal meetings, the board, its committees and individual board members have full access to senior executives and management for, among other purposes, discussions of risks facing our company and the management of those risks.

Committees of the Board of Directors

The board of directors has standing audit, compensation, executive, and governance and nominating committees. The directors’ current committee memberships are indicated in the following table:

Director	Audit Committee	Compensation Committee	Executive Committee	Nominating and Governance Committee
Allen J. Berning	-	Member	Alternate	Chair
Michael J. Fogarty	Member	-	Alternate	Member
Karen L. Himle	Alternate	Chair	Alternate	-
Bradley C. Krehbiel	-	-	Member	-
Malcolm W. McDonald	Member	-	Alternate	Member
Bernard R. Nigon	Chair	-	Alternate	-
Wendy S. Shannon	-	Member	Alternate	-
Hugh C. Smith	Alternate	Member	Member	-
Mark E. Utz	-	Member	Alternate	Member

Audit Committee.     The audit committee oversees our financial reporting process by, among other things, recommending and taking action to oversee the independence of the independent registered public accounting firm and selecting and appointing the independent registered public accounting firm. The board has determined that all members of the audit committee are independent as that term is defined in the applicable NASDAQ listing standards and regulations of the Securities and Exchange Commission and that all members are financially literate as required by the applicable NASDAQ listing standards. In addition, the board has determined that Mr. Nigon has the financial experience required by the applicable NASDAQ listing standards and is an audit committee financial expert as defined by applicable regulations of the Securities and Exchange Commission. The responsibilities of the audit committee are set forth in the audit committee charter, which is available on our website at www.hmnf.com. The audit committee reviews and reassesses its charter annually.

Compensation Committee.     The compensation committee reviews and reports to the board on matters concerning compensation plans and the compensation of certain executives, as well as administering our 2009 Equity Incentive Plan. The board has determined that all members of the compensation committee are independent as that term is defined in the applicable NASDAQ listing standards. The responsibilities of the compensation committee are set forth in the compensation committee charter. The compensation committee charter is available on our website at www.hmnf.com. The compensation committee reviews and reassesses its charter annually.

Executive Committee.     The executive committee acts on issues arising between regular board meetings. The executive committee possesses the powers of the full board between meetings of the board.

Governance and Nominating Committee.     The governance and nominating committee selects candidates as nominees for election as directors and advises and makes recommendations to the board on other matters concerning directorship and corporate governance practices, including succession plans for our executive officers. The board has determined that all members of the governance and nominating committee are independent as that term is defined in the applicable NASDAQ listing standards. The responsibilities of the governance and nominating committee are set forth in the governance and nominating committee charter, which is available on our website at www.hmnf.com. The governance and nominating committee reviews and reassesses its charter annually.

Board and Committee Meetings

The board held 8 meetings during 2013. The audit committee held 5 meetings during 2013. The compensation committee held 6 meetings during 2013. The executive committee held no meetings during 2013. The governance and nominating committee held 5 meetings during 2013. Each of our directors attended at least 75% of the meetings of the board and all committees on which the director served.

Director Independence

The board has determined that none of our directors except for Mr. Krehbiel, who is an employee of the bank, have a material relationship with our company other than service as a director (either directly or as a partner, stockholder or officer of an organization that has a material relationship with our company). Mr. Utz is the president and a shareholder of more than 10% equity interest in Wendland Utz, which provided certain legal services to the company over the past few years. We concluded that the services provided by Mr. Utz did not impact his independence under the applicable NASDAQ listing standards due to the total amount of fees paid by the company to Wendland Utz. As discussed in more detail under “Certain Transactions” below, certain of our directors have loans with the bank. The board concluded that such loans did not impact any of the director’s independence under the applicable NASDAQ listing standards. Therefore, all of our directors, except for Mr. Krehbiel, are independent within the meaning of applicable NASDAQ listing standards. Ms. Kolling, who served as a director until April 23, 2013 and who then-served and continues to serve as the Senior Vice President of the Company and the Bank, also was not independent during her term of service as a director.

Code of Business Conduct and Ethics

We adopted a Code of Business Conduct and Ethics applicable to all of our directors and employees, including our senior management and financial reporting employees. This code is available on our website at www.hmnf.com.

Stockholder Communication with the Board

The board of directors provides a process for stockholders to send communications to the board or any of the directors. Stockholders may send written communications to the board or any of the directors c/o Chief Financial Officer, HMN Financial, Inc., 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057. All communications will be compiled by the Chief Financial Officer and submitted to the board or the individual directors on a periodic basis. Communications directed to the board in general will be forwarded to the appropriate director(s) to address the matter.

Director Attendance at Annual Meetings

Directors are expected to attend the annual meeting of stockholders. In 2013, all of our directors attended the annual meeting of stockholders.

Stockholder Proposals

Under our by-laws, certain procedures are provided that a stockholder must follow to introduce an item of business at an annual meeting of stockholders or to nominate persons for election as directors. These procedures provide, generally, that stockholders desiring to bring a proper subject of business before the meeting, or to make nominations for directors, must do so by a written notice received not later than 90 days in advance of the meeting (or if we do not publicly announce our annual meeting date 100 days in advance of the meeting date, by the close of business on the 10th day following the day on which notice of the meeting is mailed to stockholders or publicly made) by our corporate secretary containing the name and address of the stockholder as they appear on our books and the class and number of shares owned by the stockholder. If the notice relates to an item of business it also must include a representation that the stockholder intends to appear in person or by proxy at the meeting. Notice of an item of business shall include a brief description of the proposed business and a description of all arrangements or understandings between the stockholder and any other person or persons (including their names) in connection with the proposal of business by the stockholder and any material interest of the stockholder in the business. If the notice relates to a nomination for director, it must set forth the name and address of any nominee(s), any other information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had each nominee been nominated by the board, and the consent of each nominee to be named in the proxy statement and to serve on the board.

The chairman of the meeting may refuse to allow the transaction of any business not presented, or to acknowledge the nomination of any person not made, in compliance with the foregoing procedures. Copies of our by-laws are available from our corporate secretary.

Compensation Committee Interlocks and Insider Participation

During 2013, the compensation committee was comprised of Ms. Himle and Messrs. Berning, Smith, and Utz. None of the members is an executive officer, employee or former employee of our company, and no interlocking relationship exists between the board or compensation committee and the board of directors or compensation committee of any other company.

Related Person Transaction Approval Policy

Our board of directors has adopted a written policy for related person transactions, which sets forth our policies and procedures for the review, approval or ratification of transactions subject to the policy with related persons who are subject to the policy. Our policy applies to any transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships that have a financial aspect and in which we are a participant and a related person has a direct or indirect interest. Our policy, however, exempts the following:

•	our payment of compensation to a related person for that person’s service to us in the capacities that give rise to the person’s status as a “related person”;

•	transactions available to all of our employees or all of our stockholders on the same terms;

•

any extension of credit by our banking subsidiary in which a related person has a direct or indirect interest and which complies with the requirements of Regulation O under Title 12 of the Code of Federal Regulations and has been approved by either the board of directors of our banking subsidiary or its loan committee; and

•	transactions, which when aggregated with the amount of all other transactions between the related person and our company, involve less than $120,000 in a fiscal year.

We consider the following people to be related persons under the policy:

•	all of our executive officers and directors;

•	any nominee for director;

•	any immediate family member of any of our directors, nominees for director or executive officers; and

•	any holder of more than 5% of our common stock, or an immediate family member of the holder.

The audit committee of our board of directors must approve any related person transaction subject to this policy before commencement of the related party transaction. The committee will analyze the following factors, in addition to any other factors the committee deems appropriate, in determining whether to approve a related party transaction:

•	whether the terms are fair to our company;

•	whether the transaction is material to our company;

•	the role the related person has played in arranging the related person transaction;

•	the structure of the related person transaction; and

•	the interests of all related persons in the related person transaction.

The committee may, in its sole discretion, approve or deny any related person transaction. Approval of a related party transaction may be conditioned upon our company and the related person taking any actions that the committees deems appropriate.

If one of our executive officers becomes aware of a related person transaction that has not previously been approved under the policy:

•

if the transaction is pending or ongoing, it will be submitted to the audit committee promptly and the committee will consider the transaction in light of the standards of approval listed above. Based on this evaluation, the committee will consider all options, including approval, ratification, amendment, denial or termination of the related person transaction; and

•	if the transaction is completed, the committee will evaluate the transaction in accordance with the same standards to determine whether rescission of the transaction is appropriate and feasible.

There were no related person transactions in 2013 required to be reported in this proxy statement.

Certain Transactions

The bank follows a policy of granting loans to eligible directors, officers, employees and members of their immediate families for the financing of their personal residences and for consumer purposes. As of December 31, 2013, the aggregate amount of the bank’s loans to directors, executive officers, and affiliates of directors or executive officers was approximately $3.1 million or 3.60% of our stockholders’ equity. All of these loans were current as of December 31, 2013. For the period beginning January 1, 2013, all of the loans to directors and executive officers (i) were made in the ordinary course of business, (ii) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons not related to us or the bank, and (iii) did not involve more than the normal risk of collectability or other unfavorable features.

Independent Registered Public Accounting Firm Fees

The Audit Committee of our Board of Directors has adopted a process of routinely reviewing our independent auditors which may or may not result in a change. Accordingly, the Audit Committee has determined that it is an appropriate time to review its selection of our independent auditors. Accordingly, we have submitted a request for proposal to several independent registered public accounting firms. The request for proposal requests that such firms submit proposals to serve as our independent registered public accountants for the year ending December 31, 2014. The proposals we have received are currently under review. The Audit Committee will select the independent registered public accounting firm for the year ending December 31, 2014, but the selection will not be submitted for stockholder ratification this year. Accordingly, no independent registered public accounting firm has yet been selected or recommended to our stockholders for ratification for the year ending December 31, 2014.

The following table presents fees for professional audit services rendered by KPMG LLP for the audit of our annual financial statements for 2013 and 2012, and fees for other services rendered by KPMG LLP relating to these fiscal years.

Description of Fees	2013	2012
Audit Fees(1)	$188,000	$198,000
Audit-Related Fees(2)	42,750	42,500
Total Audit and Audit-Related Fees	$230,750	$240,500

_________________

(1)

Audit fees consisted of the annual audit and quarterly reviews of our consolidated financial statements, statutory audit, and assistance with and review of documents filed with the Securities and Exchange Commission.

(2)	Audit-related fees consisted of employee benefit plan audits and audit of compliance with HUD-assisted programs.

Independent Registered Public Accounting Firm Services and Fees

The audit committee pre-approved 100% of the services provided by KPMG LLP, our independent registered public accounting firm. KPMG LLP provided no other services to the company, other than those noted above.

The audit committee’s current practice on pre-approval of services performed by the independent registered public accounting firm is to approve annually all audit services and, on a case-by-case basis, recurring permissible non-audit services to be provided by the independent registered public accounting firm during the fiscal year. The audit committee reviews each non-audit service to be provided and assesses the impact of the service on the registered public accounting firm’s independence. In addition, the audit committee may pre-approve other non-audit services during the year on a case-by-case basis. Pursuant to a policy adopted by the audit committee, the chair of the audit committee is authorized to pre-approve certain limited non-audit services described in Section 10A(i)(1)(B) of the Exchange Act. Mr. Nigon, as the chair of the audit committee, did not pre-approve any non-audit services pursuant to this authority in 2013.

Report of the Audit Committee

The audit committee has (i) reviewed and discussed our audited financial statements for 2013 with our management; (ii) discussed with our independent registered public accounting firm the matters required to be discussed by Auditing Standard No. 16, as adopted by the Public Company Accounting Oversight Board (“PCAOB”), as currently in effect; (iii) received the written disclosures and the letter from our independent registered public accounting firm required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence; and (iv) has discussed with our independent registered public accounting firm its independence. Based on the review and discussions with management and our independent registered public accounting firm referred to above, the audit committee recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ended December 31, 2013, and filed with the Securities and Exchange Commission.

The Audit Committee
Bernard R. Nigon Michael J. Fogarty Malcolm W. McDonald

Security Ownership of Management and Certain Beneficial Owners

The following table sets forth, as of February 26, 2014, the beneficial ownership of: (i) each stockholder known by management to beneficially own more than five percent of the outstanding common stock, (ii) each of the current executive officers listed in our summary compensation table, (iii) each director and director nominee, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the listed beneficial owner has sole voting power and investment power with respect to the shares of common stock and maintains an address at 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057. At February 26, 2014, there were 4,448,205 shares of common stock issued and outstanding.

Name and Address (if required) of Beneficial Owner	Amount and Nature of Beneficial Ownership(17)	Percentage of Outstanding Shares
United States Department of the Treasury(1) 1500 Pennsylvania Ave., NW Washington, D.C. 20220	833,333	15.78%
HMN Financial, Inc. Employee Stock Ownership Plan (2)	700,644	15.75
Dimensional Fund Advisors LP (3) Palisades West, Building One 6300 Bee Cave Road Austin, TX 78746	348,628	7.84
Tontine Financial Partners, L.P. (4) 55 Railroad Avenue Greenwich, CT 06830	339,604	7.63
Directors, director nominees and executive officers:
Allen J. Berning (5)	10,000	*
Jon J. Eberle (6)(18)	76,021	1.71
Michael J. Fogarty (7)	7,500	*
Karen L. Himle (8)	16,200	*
Bradley C. Krehbiel (9)(18)	108,797	2.44
Malcolm W. McDonald (10)	26,993	*
Lawrence D. McGraw (11)(18)	47,318	1.06
Bernard R. Nigon(12)	7,500	*
Wendy S. Shannon(13)	1,000	*
Hugh C. Smith(14)	22,000	*
Mark Utz(15)	882	*
All directors, director nominees and executive officers of the company as a group (13 persons)(16)	479,450	10.66

_________________

*	Less than 1% Owned

(1)

Represents shares of common stock covered by a warrant that is currently exercisable. The United States Department of the Treasury has agreed not to exercise any voting rights with respect to shares of our common stock issued under the warrant.

(2)

As reported on a Schedule 13G/A dated January 30, 2014, and filed on January 30, 2014. The amount reported represents shares of common stock held by the HMN Financial, Inc. Employee Stock Ownership Plan, known as the ESOP. As reported on a Form 5 dated January 30, 2014, and filed January 30, 2014, 352,757 of the 700,644 shares of common stock beneficially owned by the ESOP have been allocated to accounts of participants. First Bankers Trust Services, Inc., Quincy, Illinois, the trustee of the ESOP, may be deemed to beneficially own the shares of common stock held by the ESOP. First Bankers Trust expressly disclaims beneficial ownership of these shares. Participants in the ESOP are entitled to instruct the trustee as to the voting of shares of common stock allocated to their accounts under the ESOP. Unallocated shares or allocated shares for which no voting instructions are received are voted by the trustee in the same proportion as allocated shares for which instructions have been received from participants. The ESOP has sole voting power for 352,757 of the shares it holds, and shared voting power for 347,887 of the shares it holds.

(3)

As reported on a Schedule 13G/A dated February 10, 2014, and filed on February 10, 2014. Dimensional Fund Advisors LP is an investment adviser. The amount reported represents shares of common stock held in various advisory accounts. No account has an interest relating to more than 5% of the outstanding shares of common stock. Dimensional Fund Advisors LP exercises sole dispositive power for 348,628 of the shares it holds and sole voting power with respect to 344,428 of the shares. In its role as investment advisor, Dimensional Fund Advisors, LP may be deemed to be the beneficial owner of the shares held by it. Dimensional Fund Advisors, LP expressly disclaims beneficial ownership of these shares.

(4)

As reported on a Schedule 13D/A dated May 10, 2012, filed on May 11, 2012. Tontine Financial Partners, L.P. is an investment management firm. Tontine Financial Partners, L.P. does not have either voting or dispositive power with respect the shares. Tontine Management, LLC, the general partner of Tontine Financial Partners, L.P., has the power to direct the affairs of Tontine Financial Partners, L.P., including decisions respecting the receipt of dividends from, and the disposition of the proceeds from the sale of, the shares.

(5)	Includes 10,000 shares of common stock held jointly with his spouse.

(6)

Includes 59,848 shares of common stock held directly, 12,533 shares of common stock allocated to Mr. Eberle’s account under our employee stock ownership plan and 3,640 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2014.

(7)	Includes 5,500 shares of common stock held in a fiduciary capacity and 2,000 shares of common stock held in a fiduciary capacity jointly with his spouse.

(8)	Includes 1,200 shares of common stock held directly and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2014.

(9)

Includes 93,943 shares of common stock held directly, 10,314 shares of common stock allocated to Mr. Krehbiel’s account under our employee stock ownership plan and 4,540 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2014.

(10)	Includes 11,993 shares of common stock held directly and 15,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2014.

(11)

Includes 43,129 shares of common stock held directly, 2,707 shares under the bank’s 401(k) plan, and 1,482 shares of common stock allocated to Mr. McGraw’s account under our employee stock ownership plan.

(12)	Includes 7,500 shares of common stock held directly.

(13)	Includes 1,000 shares of common stock held directly.

(14)	Includes 10,000 shares of common stock held directly and 12,000 shares of common stock covered by options that are currently exercisable or exercisable within 60 days of February 26, 2014.

(15)	Includes 882 shares of common stock held directly.

(16)

Includes shares of common stock held directly, as well as shares of common stock held jointly with family members (if these shares are deemed to be beneficially owned by the director or officer), shares of common stock held in retirement accounts, shares of common stock held by these individuals in their accounts under the bank’s 401(k) plan, shares of common stock allocated to the ESOP accounts of the group members, shares of common stock held in a fiduciary capacity or by certain family members and shares covered by options that are currently exercisable or exercisable within 60 days of February 26, 2014, with respect to which shares the persons included may be deemed to have sole or shared voting and/or investment power.

(17)

Beneficial ownership of our Preferred Stock is not reflected in the table above. These securities do not have the right to vote generally in the election of directors. These securities have certain limited voting rights in certain instances affecting the Preferred Stock directly, including the right to elect two representatives to the company’s board of directors in the event of the company’s failure to pay six or more quarterly stated dividends on the Preferred Stock. We have been advised by the FRB that the unaffiliated third party investors who purchased the Preferred Stock from Treasury on February 8, 2013 have, as a condition to their investment in the Preferred Stock, entered into passivity commitments with the FRB pursuant to which they have, among other things, waived the right to elect two representatives to our board of directors, unless they obtain prior FRB consent.

(18)

The above table reflects shares of restricted stock held by Messrs. Krehbiel, Eberle, and McGraw that were granted during the time we were subject to certain TARP restrictions. Because the combined amount received by Treasury from the sale of the Preferred Stock plus the preferred dividends previously paid to them by HMN was approximately 82% of the original amount of financial assistance we received, 25% of the vested shares subject to these restricted stock awards (rounding down to the nearest 25% increment) are nontransferable (except for permitted sales to satisfy tax obligations), and will remain so indefinitely and must, in accordance with Treasury policy, be cancelled if the proceeds from the sale of the Warrant are not sufficient for the Treasury to recover 100% of the financial assistance received by the company. The table does not reflect the potential reduced share ownership of Messrs. Krehbiel, Eberle, and McGraw as those cancellations have not yet occurred, and as to unvested shares of restricted stock, will not occur until vesting and other events affecting the amount to be cancelled have occurred.

2013 DIRECTOR COMPENSATION

All of our directors also serve as directors of our banking subsidiary. During 2013, non-employee members of our board of directors were entitled to receive the following cash fees for their services to us and our banking subsidiary:

	Description of Fees
	Chairman of the Board	Non-employee Directors	Chairman of the Audit Committee	Other Committee Chairs

Monthly fee	$3,333	$1,250	-	-
Board meeting attendance fee	$1,000	$500	-	-
Audit Committee attendance fee	-	$500	$1,500	-
Other board committee attendance fees	-	$300	-	$900

Our 2013 schedule for fees payable to non-employee members of our board of directors did not change from our 2012 schedule following the compensation committee’s determination that such fees should not be increased between the periods. In accordance with the fee schedule set forth above, our non-employee directors received the following total compensation for their service during 2013 on our board of directors:

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
Allen J. Berning	25,550	25,550
Michael J. Fogarty	25,450	25,450
Karen L. Himle(2)	24,600	24,600
Malcolm W. McDonald(2)	28,450	28,450
Bernard R. Nigon	31,250	31,250
Wendy S. Shannon(3)	18,200	18,200
Hugh C. Smith(2)	58,500	58,500
Mark E. Utz	22,950	22,950

_________________

(1)

Pursuant to our Directors Deferred Compensation Plan, we allow directors to defer receipt of their fees until January 30 of the calendar year immediately following the date in which they cease to be a member of the board. We pay deferred fees over a yearly period of ten years or less. Deferred fees earn interest at a rate equal to our bank subsidiary’s cost of funds on November 30 of each year in which the fees are deferred. A director who is one of our employees receives no separate compensation for services as a director. As of December 31, 2013, former director Mr. Schneider had a deferred fee balance of $121,622 and former director Mr. DeBoer had a deferred fee balance of $170,967.

(2)

Prior to 2010, we granted a 15,000 share stock option to each director when he or she became a member of the board. Options outstanding as of December 31, 2013, totaled 15,000 for each of Mr. McDonald, Ms. Himle and Mr. Smith. The exercise prices of the outstanding options range from $4.77 to $30.00.

(3)	Elected to the board of directors on April 23, 2013.

2013 EXECUTIVE COMPENSATION

The following tables and the discussion that follows provide information about the 2013 compensation program for our named executive officers, who are:

●	Bradley C. Krehbiel, President and Chief Executive Officer of the company and bank;

●	Jon J. Eberle, Senior Vice President, Chief Financial Officer and Treasurer of the company and Executive Vice President, Chief Financial Officer and Treasurer of the bank; and

●	Lawrence D. McGraw, Executive Vice President and Chief Operating Officer of the bank.

As discussed in more detail in our Annual Report on Form 10-K filed for the year ended December 31, 2013, in December 2008, we issued Preferred Stock and a warrant to acquire shares of our common stock (the “Warrant”) to the United States Department of the Treasury (“Treasury”) as part of the Troubled Asset Relief Program (“TARP”) Capital Purchase Program (“CPP”). From that time and continuing until the sale by Treasury of the Preferred Stock to unrelated third party investors on February 8, 2013, our compensation program for named executive officers was significantly affected by our participation in the CPP, as described below. As a result of the sale by the Treasury of the Preferred Stock, we are no longer subject to these compensation limitations. However, as discussed in more detail below, our compensation actions continued to be affected during 2013 by the Supervisory Agreements we and our subsidiary bank entered into with the Office of Thrift Supervision (“OTS”). On February 11, 2014, the Office of the Comptroller of the Currency (“OCC,” as successor to the OTS) terminated the Supervisory Agreement with the bank. As a result, the bank, which provides the compensation to our executive officers, is no longer subject to the compensation restrictions in that agreement, but equity-based compensation arrangements involving our common stock and award agreements between us and the award recipients remain subject to the requirements of our Supervisory Agreement with the Federal Reserve Board (as successor to the OTS) for as long as it remains in place.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Bradley C. Krehbiel	2013	295,989	250	104,951	13,423	414,613
President and Chief Executive Officer of the company and bank	2012	290,185	0	28,963	9,976	329,124

Jon J. Eberle	2013	193,800	100	68,719	10,215	272,834
Senior Vice President,	2012	190,000	0	19,163	6,311	215,474
Chief Financial Officer and Treasurer of the company and Executive
Vice President, Chief Financial Officer and Treasurer of the bank

Lawrence D. McGraw	2013	193,800	1,100	68,719	10,264	273,883
Executive Vice President and	2012	190,000	0	19,163	6,138	215,301
Chief Operating Officer of the bank
_________________
(1)

Other than a $1,000 bonus paid to Mr. McGraw in 2013, these amounts represent the nominal cash bonuses we paid to all employees for holidays and years of service. Holiday and years of service bonuses are generally paid in December.

(2)

Each amount reported in this column represents the grant-date fair value of a restricted stock award computed in accordance with FASB Accounting Standards Codification (ASC) Topic 718. See footnote 13 in the notes to the consolidated financial statements included in our annual report for the assumptions made in determining the fair value of stock awards in accordance with ASC Topic 718. Not reflected in these amounts are deductions of $62,446, $39,667 and $11,873 for Messrs. Krehbiel, Eberle and McGraw, respectively, which are the fair market values on the cancellation date of the 9,531, 6,094 and 1,583 vested shares of HMN common stock issued to the respective individuals that were cancelled in 2013. The cancellations occurred in accordance with a Treasury Department policy involving shares deemed to be subject to indefinite transferability restrictions because not all of the CPP financial assistance had been repaid following Treasury’s sale of HMN preferred stock at a discount. See further detail on page 21 under “Elements of Compensation and 2013 Compensation Actions – Incentive Compensation.”

(3)	All Other Compensation consists of the following:

Name	Employer 401(k) Contribution ($)	Value of Common Stock Allocated to ESOP ($)	Employer Paid Life Insurance Premiums ($)	Perquisites and Other Personal Benefits ($) (a)	Total ($)
Bradley C. Krehbiel
2013 2012	5,100 4,900	7,813 2,585	510 456	0 2,035	13,423 9,976

Jon J. Eberle
2013 2012	3,879 3,803	5,941 1,966	395 374	0 168	10,215 6,311

Lawrence D. McGraw
2013 2012	3,898 3,800	5,971 1,964	395 374	0 0	10,264 6,138

_________________

(a)	Perquisites and other personal benefits include the payment of unused personal time off in excess of carryover limits in 2012.

Grants of Plan-Based Awards in 2013

Name	Grant Date	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards($)(2)
Bradley C. Krehbiel	October 4, 2013	13,542	104,951
Jon J. Eberle	October 4, 2013	8,867	68,719
Lawrence D. McGraw	October 4, 2013	8,867	68,719

_________________

(1)

Mr. Krehbiel’s restricted stock award will vest as to 4,514 shares on January 27, 2014, January 27, 2015 and January 27, 2016. Mr. Eberle’s and Mr. McGraw’s restricted stock awards will each vest as to 2,955 shares on January 27, 2014 and January 27, 2015, and as to 2,957 shares on January 27, 2016.

(2)	Based on a market value of $7.75 on October 4, 2013.

Outstanding Equity Awards at December 31, 2013

The following table summarizes the outstanding option and restricted stock awards held by our named executive officers at December 31, 2013.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)
Bradley C. Krehbiel	4,540	0	27.66	03/02/2014	39,267	415,052
Jon J. Eberle	3,640	0	27.66	03/02/2014	25,117	265,487
Lawrence D. McGraw	0	0	0	--	27,617	291,912

_________________

(1)

Of Mr. Krehbiel’s restricted shares, 23,626 shares vested on January 27, 2014, 11,127 shares will vest on January 27, 2015, and 4,514 shares will vest on January 27, 2016. Of Mr. Eberle’s restricted shares, 14,830 shares vested on January 27, 2014, 7,330 shares will vest on January 27, 2015, and 2,957 shares will vest on January 27, 2016. Of Mr. McGraw’s restricted shares, 17,330 shares vested on January 27, 2014, 7,330 shares will vest on January 27, 2015, and 2,957 shares will vest on January 27, 2016.

(2)	Based on the $10.57 closing market price of our common stock on the last trading day of 2013.

(3)	For descriptions of the material terms of the restricted stock awards identified above, see “Elements of Compensation and 2013 Compensation Actions – Incentive Compensation” on page 21.

2013 Restricted Stock Vesting

The following table summarizes the vesting during 2013 of the restricted stock awards granted to our named executive officers.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
Bradley C. Krehbiel	18,100	96,111
Jon J. Eberle	11,000	58,410
Lawrence D. McGraw	10,000	53,100

_________________
(1)	A portion of the shares that vested were sold by each of the named executive officers to pay taxes associated with the vesting, as permitted by CPP rules. Of the net shares remaining after such sales, 25% were cancelled, as discussed on page 21 under “Elements of Compensation and 2013 Compensation Actions – Incentive Compensation.”

(2)	Based on market value of our common stock on the relevant vesting date.

2013 Pension Benefits

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Bradley C. Krehbiel	FIRF	3 years, 2 months	15,299	0
Jon J. Eberle	FIRF	6 years, 11 months	16,316	0

Our employees who were employed by us as of September 1, 2002 are included in the Financial Institutions Retirement Fund (“FIRF”), a multi-employer comprehensive pension plan. This non-contributory defined benefit retirement plan covers all employees who have met minimum service requirements. Employees become 100% vested in the pension plan after five years of eligible service. Our policy is to fund the minimum amounts required by the plan, and for 2013, we made a contribution of $257,000 to the plan. On September 1, 2002, benefits for all of the existing participants under the plan were frozen, and as a result, no additional benefits have been earned and no new employees have been enrolled in the plan after that date. At age 65, Mr. Krehbiel will be entitled to annual payments of $2,567, and Mr. Eberle will be entitled to annual payments of $4,141. The annual benefit amount is calculated based on the employees’ base salary for the five years prior to the plan being frozen.

Compensation Discussion

Overview. Compensation to our executive officers is provided by our banking subsidiary. We have not separately provided compensation to our executive officers since our formation, and do not anticipate paying any compensation to these officers unless we become actively involved in the operation or acquisition of businesses other than our banking subsidiary. As of December 31, 2013, we had two executive officers other than our three named executive officers.

The compensation committee of our board of directors establishes and administers the compensation and benefits program for executive officers and directors. The compensation committee has designed our executive compensation program to achieve the following primary goals:

●	to attract and retain a highly qualified and coordinated workforce of executives who have the skills, experience and work ethic required to effectively achieve our goals and objectives; and

●	to align executives’ interests with the creation and maintenance of long-term stockholder value.

The total direct compensation (salary plus incentive compensation) for our named executive officers in 2013 consisted of their base salaries, supplemented by restricted stock awards whose fair market value as of the grant date was equal to approximately 35% of their respective base salaries.

Regulatory Restrictions on Compensation. During the period prior to February 8, 2013 when we were a participant in the CPP, we were required to comply with various limitations on executive compensation and compensation practices that affected our named executive officers and certain other highly compensated employees, including not being permitted to pay any bonus, retention or incentive compensation to our five most highly compensated employees (which included our three named executive officers) other than in the form of a limited amount of long-term restricted stock, and not being permitted to pay severance to our named executive officers and our next five most highly compensated employees. CPP-related restrictions also included prohibitions on tax gross ups and on compensation arrangements that could encourage unnecessary or excessive risk-taking or manipulation of earnings, compensation “clawback” provisions, and various actions and certifications on the part of our compensation committee.

Under the remaining Supervisory Agreement applicable to us, we are not permitted, without the prior written consent of the FRB, to enter into any new contractual arrangement or renew or revise any existing contractual arrangement related to compensation or benefits with any of our directors or senior executive officers. This pre-approval requirement would affect equity-based compensation arrangements involving our common stock.

Because the compensation program for our named executive officers for 2013 was initially structured while we were subject to the CPP, and because any changes to the program during the year were subject to approval under the Supervisory Agreements, the compensation program and the compensation arrangements for our named executive officers during 2013 continued to be significantly influenced by regulatory requirements.

Compensation Program Design. The compensation committee generally seeks to achieve the goals of our executive compensation program by providing for a competitive total direct compensation package consisting of base salary and annual and long-term incentives. During the years we were subject to the CPP, we were precluded from supplementing the base salaries of our most highly compensated employees, including our three named executive officers, with any incentive compensation other than long-term restricted stock awards, described below. The compensation committee’s philosophy is that over the long term, base salaries and other components of total direct compensation should be competitive with those of similarly-sized publicly held financial institutions that operate in the upper-Midwest and against whom we may compete for executive talent.

The compensation committee considers many factors in determining our annual compensation program for executive officers, including data on competitive compensation practices and amounts, our overall performance compared to expected results and the contributions of each executive officer to achieving our strategic goals. Although we do not have formal stock ownership guidelines, the compensation committee does consider the value and vesting timetable of outstanding equity awards held by executive officers in determining the timing and amount of new equity awards. While the compensation committee may from time to time establish specific performance objectives for the receipt of incentive compensation, our compensation program is essentially a discretionary system in which the compensation committee uses competitive compensation data and independent compensation consultant reports, and draws upon the business experience, business judgment and general knowledge of its members to evaluate compensation matters collaboratively and subjectively.

The use of restricted stock as the preferred form of equity-based incentive began in 2004, reflecting among other considerations the compensation committee’s belief that restricted stock awards provide a stronger retention incentive than stock options because executives are assured of realizing value as the stock vests over time, and effectively align executive interests with the creation and maintenance of long-term stockholder value. The compensation committee’s philosophy is that restricted stock grants also may encourage executive officers to balance the risk of losses in stockholder value against the potential for gains in stockholder values when evaluating business decisions. As a result, the executive officers may adopt strategies that strike a better balance between the potential for stock price appreciation and the risk that a failed strategy will lead to a stock price decline.

At each of our recent annual meetings of stockholders, as was required by our participation in the CPP and continues to be required by Securities and Exchange Commission (“SEC”) rule, we have asked our stockholders to approve, by advisory vote, the compensation of our named executive officers as disclosed in our proxy statement for that annual meeting. These proposals received an over 90% favorable vote at each of our last two annual meetings. In light of this level of approval and the requirements of the CPP and the Supervisory Agreements, the compensation committee did not make any significant changes to the compensation of our named executive officers for 2013.

Roles of Committee and Management. The compensation committee consists exclusively of independent non-employee directors, and has the full authority to determine all elements of the compensation for Mr. Krehbiel and to approve all elements of the compensation of our other executive officers. In approving compensation actions for the other executive officers, the compensation committee receives regular input and recommendations from Mr. Krehbiel, and ascribes significant weight to his recommendations. Our chief financial officer and his staff, together with outside professionals, assist the compensation committee in evaluating the financial, accounting and tax treatment of existing and potential elements of our executive compensation program.

Compensation Consultant. The compensation committee has the authority to retain independent compensation consultants to assist in the evaluation of executive officer compensation, and since 2010 has engaged Blanchard Consulting Group as its independent compensation consultant. Blanchard Consulting Group assists the compensation committee in refining the committee’s compensation philosophy, defining characteristics of peer financial institutions and identifying particular peer group entities, compiling peer group compensation data, analyzing the elements of compensation, developing incentive compensation systems and ensuring compliance with regulatory requirements. The compensation committee has assessed the independence of Blanchard Consulting Group pursuant to the rules of the SEC and concluded that no conflict of interest exists that would prevent Blanchard Consulting Group from independently advising the compensation committee.

Determining Market Competitive Compensation. In determining compensation for our named executive officers for 2013, and with Blanchard Consulting Group’s assistance, the compensation committee identified the following twenty-one publicly traded financial institutions in the Upper Midwest that are comparable to us in asset size and performance and with whom we may compete for executive talent for purposes of obtaining data on competitive compensation practices:

Meta Financial Group, Inc.	First Business Financial Services, Inc.	Community Bank Shares of Indiana, Inc.
NASB Financial, Inc.	Reliance Bancshares, Inc.	Southern Missouri Bancorp, Inc.
MBT Financial Corp.	Tri City Bankshares Corporation	Blue Valley Ban Corp.
West Bancorporation, Inc.	Baylake Corp.	Guaranty Federal Bancshares
HF Financial Corp.	Ames National Corporation	Tower Financial Corporation
Hawthorn Bancshares, Inc.	Indiana Community Bancorp	NorthWest Indiana Bancorp
CFS Bancorp, Inc.	United Bancorp, Inc.	PSB Holdings, Inc.

At the time the peer group was identified, our total assets were at the 36th percentile within the peer group, and our number of branches was at the 47th percentile. Six members of the peer group were participants in the CPP at the time of their selection for the peer group.

The compensation committee uses the peer group as one of its tools for assessing the competitiveness of the compensation paid to our executive officers and for purposes of making its compensation decisions. The compensation committee’s philosophy is to generally target base salaries and total direct compensation for our named executive officers at or below the median for comparable positions at companies within the peer group, reserving to itself the discretion to position an individual’s base salary or total direct compensation above or below the peer group’s median based on the individual’s experience, performance and level of responsibilities.

Elements of Compensation and 2013 Compensation Actions. Executive officer compensation for 2013 included the following elements:

Base Salary. The base salary amount is the fixed portion of each executive’s annual compensation. During the time we were subject to the CPP requirements, base salary was required to represent between 66% and 100% of the total annual potential compensation of our five most highly compensated employees, including the named executive officers. Salary levels are based primarily on the executive’s responsibilities and experience, and the market compensation paid by the companies in our peer group. Ordinarily, base salaries are reviewed annually, and adjusted from time to time to realign salaries with market levels and individual responsibilities, performance and experience. Each of our named executive officers received a 2% increase in base salary for 2013, consistent with our 2013 salary guidelines for employees generally.

Incentive Compensation. Long-term restricted stock awards complying with CPP requirements were the only form of bonus, retention or incentive compensation that we were permitted to provide to our five most highly compensated employees, including our three named executive officers, prior to February 2013. These long-term restricted stock awards generally could not vest prior to the second anniversary of the applicable grant date, and the grant date fair value of each award was not permitted to exceed one-third of the executive’s total direct compensation for that year. Long-term restricted stock awards made to our named executive officers during the years we were subject to the CPP vested in installments on the second and third anniversaries of the grant date.

For 2013, the compensation committee decided to continue a total direct compensation structure consisting of base salary and restricted stock awards in order to facilitate approval of the compensation arrangements under the Supervisory Agreements that were in effect. The 2013 restricted stock award granted to each named executive officer involved a similar number of shares as the long-term restricted stock award made to the same officer during 2012, but the grant date fair values of the 2013 awards were significantly greater, reflecting the appreciation in the price of our common stock during the intervening period. The grant date fair value of each 2013 award represented approximately 35% of the annual salary of the respective named executive officer. Each of these 2013 awards vests as to one-third of the shares subject to the award on January 27 of the years 2014-2016. If a recipient’s employment terminates due to death or disability during the vesting period, a pro rata portion of the next tranche scheduled to vest will vest.

Even after the long-term restricted stock awards granted during the CPP period to the named executive officers vest, the shares of stock subject to the awards will generally not become transferable any time earlier than is proportional, in 25% increments, to the repayment received by the Treasury of the financial assistance provided to us under the CPP. One exception to this nontransferability requirement is that a portion of the vested but otherwise nontransferable shares subject to these long-term restricted stock awards may be sold during the year of vesting to pay taxes incurred as a result of the vesting of the shares. Following the sale by Treasury of the Preferred Stock in February 2013, approximately 82% of the CPP financial assistance had been repaid, meaning that 25% of the shares subject to the named executive officers’ long-term restricted stock awards that had vested in 2011, 2012 and 2013 were cancelled in accordance with Treasury policy.

Based on an assessment at the time that these shares were likely to remain restricted indefinitely, 17,208 shares that had been granted to our named executive officers and had vested were cancelled during the first half of 2013. The following table summarizes the number of shares cancelled for each executive officer and the fair market value of those shares on the date of cancellation:

Name	Number of Vested Shares Cancelled	Market Value of Shares on Date Cancelled
Bradley C. Krehbiel	9,531	$62,446
Jon J. Eberle	6,094	$39,667
Lawrence D. McGraw	1,583	$11,873

In light of the Company’s stock price performance since these cancellations occurred, the value that Treasury may be able to realize from the Warrant it continues to hold as a result of the CPP may be sufficient to enable all of the CPP financial assistance to the Company to be repaid, which would eliminate ongoing transfer restrictions on shares subject to future vestings of long-term restricted stock awards and the obligation to cancel any such vested shares.

We also awarded nominal holiday and other cash bonuses based on years of service to all employees, including our executives. We also reserve the right to pay bonus compensation under other circumstances, and during 2013 paid a $1,000 bonus to Mr. McGraw as part of a broader department incentive program for achieving the targeted goal of reducing criticized assets by $50 million.

Benefits. Our named executive officers participate on an equal, nondiscriminatory basis with all other employees in our medical insurance plan, medical reimbursement plan, childcare plan, long-term disability plan and group life insurance plan. If a named executive officer retires after 15 years of service, we will continue to pay the employer portion of his or her health insurance coverage until he or she reaches the age of 65. This benefit will no longer be available to any employees after December 31, 2013, including those employees with 15 years of service as of such date.

Our named executive officers also participate along with other employees, on a nondiscriminatory basis, in a 401(k) plan with a 25% company match on employee contributions up to 8% of the employee’s salary.

Our named executive officers also participate on a nondiscriminatory basis in our Employee Stock Ownership Plan (“ESOP”). All of our employees are eligible to participate in the ESOP after they complete one year of service as defined by the plan. The ESOP holds shares of our common stock that secure a loan for the funds that were used to acquire the ESOP shares. Each year the security interest is released from a fixed number of shares as a fixed amount of the loan is amortized. The shares that are released from the security interest are allocated to eligible participant accounts based on the percentage relationship between the participant’s compensation (subject to limits) and the aggregate compensation of all plan participants. The value of the ESOP contributions vary based on the price of our common stock and for 2013 represented between 2.6% and 3.1% of each named executive officer’s base salary amount.

The compensation committee considers the benefits granted to executive officers when determining executive officer compensation amounts and comparing compensation amounts to other executives at similar companies, and considers the value of the ESOP contributions when it considers the mix between cash and equity compensation.

Change in Control Compensation. The compensation committee’s philosophy is that change-in-control agreements are appropriate to induce executives to remain with our company in the event of a proposed or anticipated change in control or through a change in control to facilitate an orderly transition to new ownership. The compensation committee also believes that change-in-control agreements assist us in recruiting and retaining executives by providing executives with appropriate economic security, given the relatively limited number of alternative employers in our industry and geographic area, against loss of employment following a change in control.

Consistent with this philosophy, our banking subsidiary entered into change-in-control agreements on May 27, 2008 with Mr. Krehbiel, Mr. Eberle and certain other executive officers. These agreements originally had a two-year term, but are automatically extended on a year to year basis thereafter unless either party gives contrary written notice 180 days prior to the expiration date each year. No such notice has been given, so by their terms, these agreements have been extended to May 30, 2015. During the CPP period, we were precluded from making any payments under these agreements, and for that reason did not enter into a comparable agreement with Mr. McGraw, who joined us during the CPP period. Moreover, any payment under these agreements is permitted only if it would not be characterized as a “golden parachute payment” under the applicable rules and regulations of the Federal Deposit Insurance Corporation.

These agreements provide that if an executive’s employment is involuntarily terminated without cause, or if the executive undergoes a “constructive involuntary termination,” in either case within one year of a change in control, the executive will be entitled to a cash payment equal to two times the sum of the executive’s base salary and annual bonus for the year prior to the year in which the change in control occurred. A change in control occurs under the agreements if (i) any person other than the executive, us, or one of our benefit plans acquires or becomes the beneficial owner of 35% or more of our outstanding voting stock; (ii) a majority of the members of our board are replaced as a result of an actual or threatened election contest; (iii) a reorganization, merger or consolidation of us is consummated that changes our ownership by 35% or more; or (iv) our stockholders approve a complete liquidation or dissolution of us or disposition of substantially all of our assets. A “constructive voluntary termination” generally occurs if an executive’s duties, responsibilities, base salary, or benefits are materially reduced or if the executive’s principal place of employment is relocated more than 35 miles from its current location. These agreements also provide that the executives will participate in the health, disability and life insurance plans and programs that they were entitled to immediately prior to termination for one year after termination. The amounts payable pursuant to these agreements will be reduced by the amount of any other severance pay that the executives receive from the bank, its subsidiaries or its successors.

Based on their prior year base salary and annual incentive amounts, if their employment had been terminated as of December 31, 2013 under circumstances entitling them to payments under these agreements, Mr. Krehbiel would have been entitled to receive approximately $580,000 and Mr. Eberle would have been entitled to receive approximately $380,000. The agreements provide that if the cash payments under the agreements together with any other compensation payments triggered by the change in control would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, the cash payments under the agreements will be reduced to the largest amount as would result in no portion of the payment being subject to an excise tax under the Code.

Recovery of Performance-Based Compensation. The Sarbanes-Oxley Act requires recovery of certain incentive and equity compensation from our principal executive officer and principal financial officer in the event of restatement of financial results due to misconduct. The audit committee is responsible for determining if bonus or stock compensation paid to the principal executive officer or principal financial officer should be recovered in the event of a restatement.

Compensation Risk Assessment

At least annually, the compensation committee has

•

discussed, evaluated and reviewed with the senior risk officer the named executive officer compensation plans and has made all reasonable efforts to ensure that such plans do not encourage the named executive officers to take unnecessary and excessive risks that threaten the value of our company;

•	discussed, evaluated and reviewed with the senior risk officer the employee compensation plans and has made all reasonable efforts to limit any unnecessary risks these plans pose to the company; and

•

discussed, evaluated and reviewed the employee compensation plans to eliminate any features of these plans that would encourage the manipulation of reported earnings of our company to enhance the compensation of any of our company’s employees.

In addition, the compensation committee has made reasonable efforts to identify and limit any features of the named executive officer compensation plans that could lead named executive officers to take unnecessary and excessive risks that could threaten the value of our company and has made reasonable efforts to identify and limit any features of the employee compensation plans that pose risks to our company in an effort to ensure that our company is not unnecessarily exposed to risks.

Based on, among other factors, the committee’s assessment of the principal risks to which our company is subject, its evaluation of the existing compensation arrangements for our named executive officers in accordance with the limitations imposed under the CPP and the Supervisory Agreements, the relatively significant portion of total compensation represented by base salary and the CPP limitation on the use of variable forms of compensation, the discretion to award incentive compensation exercisable by the company, the customary use of non-financial objectives in determining a significant portion of any incentive compensation, the use of restricted stock as a significant component of equity incentive compensation and the sole component in recent years, the required vesting periods included in equity awards, the holding period required after vesting for restricted stock grants subject to the requirements related to the CPP, and the clawback requirements to which incentive compensation is now subject, the compensation committee concluded that our compensation plans for our named executive officers are not reasonably likely to encourage unnecessary or excessive risk, including behavior focused on short-term results rather than long-term value creation, that would threaten the value of our company.

Based on, among other factors, the elements of our employees’ compensation, the relatively significant portion of total compensation represented by base salary for our employees, the discretion to award incentive compensation exercisable by the company, the use of non-financial objectives in determining a significant portion of any incentive compensation, the use of restricted stock as a significant component of equity incentive compensation and the sole component in recent years, the required vesting periods included in equity awards, executive and management oversight of our operations and our systems of internal controls over financial reporting, the compensation committee concluded that our employee compensation plans are not reasonably likely to encourage behavior focused on short-term results rather than long-term value creation or encourage the manipulation of our reported earnings to enhance the compensation of any of our employees.

Other Equity Compensation Plan Information

The following table provides information as of December 31, 2013, for compensation plans under which equity securities may be issued.

	(a)	(b)	(c)
Plan Category	Number of Securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (1)
Equity compensation plans approved by stockholders	60,540	$22.40	121,053
Equity compensation plans not approved by stockholders	0	0	0
Total	60,540	$22.40	121,053

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(1) Includes securities available for future issuance under stockholder approved compensation plans other than upon the exercise of an option, warrant or right, as follows: 121,965 shares under the company’s 2009 Equity Incentive Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange Commission. Directors and executive officers are required by Securities and Exchange Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on a review of the copies of the forms furnished to us and written representations from our directors and executive officers, we believe that all Section 16(a) filing requirements were met for 2013, except that Lawrence McGraw filed one late report on March 14, 2013 with respect to one transaction, which took place on March 11, 2013.

ADDITIONAL INFORMATION

We are furnishing our annual report, including financial statements, for the year ended December 31, 2013, to each stockholder with this proxy statement. Stockholders who wish to obtain an additional copy of our Annual Report on Form 10-K filed with the Securities and Exchange Commission, for the year ended December 31, 2013, may do so without charge by writing to Chief Financial Officer, 1016 Civic Center Drive N.W., Rochester, Minnesota 55901-6057. The annual report is also available online at www.hmnf.com or www.rdgir.com/hmn-financial-inc.

HMN FINANCIAL, INC.
By Order of the Board of Directors

Cindy K. Hamlin Secretary

Dated: March 20, 2014